Exhibit 4.16

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I)NOT MATERIAL, AND (II)IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

DADA AUTO INC.

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

March 18, 2022

EXHIBITS

Schedule of Notice

Exhibit A	List of Investors

Exhibit B	List of Competitors of the Group Companies

Exhibit C	Schedule of PRC Subsidiaries

THIS AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into as of March 18, 2022 by and among:

(1) Dada Auto Inc., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands with its registered address at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company”);

(2) Fleetin HK Limited, a company duly incorporated and validly existing under the Laws of Hong Kong with its registered address at Suite 3101, Everbright Centre 108, Gloucester Road, Wanchai, Hong Kong (the “HK Company”);

(3) Zhejiang Anji Intelligent Electronics Holding Co., Ltd. (浙江安吉智电控股有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC (the “WFOE”);

(4) Kuaidian Power (Beijing) New Energy Technology Co., Ltd. (快电动力（ 北京）新能源科技有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC (the “Domestic Company”);

(5) Each of the Major PRC Subsidiaries listed in Part I of Exhibit C;

(6) Newlinks Technology Limited, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Controlling Shareholder”);

(7) DAI Zhen (戴震), a Chinese citizen, ID number [Redacted] (the “Founder”); and

(8) Each of the entities listed in Exhibit A (collectively the “Investors” and each an “Investor”).

Each of the Controlling Shareholder, the Investors and any and all other persons and entities holding any shares of the Company from time to time shall be hereinafter referred to as a “Shareholder” and collectively, the “Shareholders”. The Company, the HK Company, the WFOE, the Domestic Company, the Major PRC Subsidiaries, the Controlling Shareholder, the Founder and the Investors may hereinafter collectively be referred to as the “Parties” and respectively referred to as a “Party”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1, and capitalized terms used herein without definition shall have the meanings set forth in the Series A Purchase Agreements (as defined below).

RECITALS

A. On January 14, 2022, a Series A Purchase Agreement (the “First Series A Purchase Agreement”) was entered into by and among the Investors (except for Bain), the Company, the Controlling Shareholder, the HK Company, the Domestic Company and certain other parties, pursuant to which the Company agreed to sell to the Investors (except for Bain) certain Warrants (as defined below).

B. On January 26, 2022, a Series A Purchase Agreement (the “ Bain Series A Purchase Agreement”, together with the First Series A Purchase Agreement, the “Series A Purchase Agreements”) was entered into by and among Bain, the Company, the Controlling Shareholder, the HK Company, the Domestic Company and certain other parties, pursuant to which the Company agreed to sell to Bain certain Series A Preferred Shares.

C. The Company has issued certain warrants (the “Warrants”) to the Investors (except for Bain), pursuant to which and under the conditions provided therein the Investors (except for Bain) are granted with warrants to acquire 9,354,953 Series A Preferred Shares of the Company. The Parties hereby waive any and all of their rights of participation, pre-emptive rights, rights of the first offer or other similar rights with respect to the Shares to be issued pursuant to the Warrants.

D. The Company, Founder, the Investors (except for Bain) and certain other Parties entered into the shareholders’ agreement to record the respective information, registration and other rights and obligations of the shareholders of the Company on January 26, 2022 (as amended from time to time, the “Prior Agreement”).

E. It is a condition precedent of the closing under the Bain Series A Purchase Agreement that the parties hereto enter into this Agreement. The Parties desire to enter into this Agreement, which shall amend, replace and supersede the Prior Agreement in its entirety, make the respective representations, warranties, covenants and agreements and accept the rights, covenants and obligations set forth herein on the terms and conditions set forth herein.

F. For the purpose of this Agreement and the Amended M&AA (as defined below), subject to terms and conditions herein and therein and to the maximum extent legally permissible under applicable Laws, any series of Preferred Shares referred to in this Agreement shall include such series of Preferred Shares issuable under any Warrant, whether such Warrant has been exercised, and the Warrant Holders (as defined below) shall be deemed as the holders of the corresponding series of Preferred Shares of the Company and shall be entitled to all the rights and privileges the holders of the corresponding series of the Preferred Shares have under this Agreement and the Amended M&AA in each case as if all the Preferred Shares issuable to the relevant Investors upon exercise of the Warrants had been issued and such Investor had been registered as a Shareholder holding the corresponding number of Preferred Shares of the Company. To the maximum extent permitted by applicable Laws and without prejudice to the rights and privileges of the Shareholders under this Agreement and the Amended M&AA, any economic interest actually payable by the Company to any Investor that holds any Warrants pursuant to the foregoing may be paid by one or more Group Companies in the PRC to such Investor as long as the payment is agreed on and recorded as the consideration for the corresponding Advanced Investment Funds which are required to provide to the Domestic Company and the fees associated therewith under the Onshore Investment Agreements. If the full and effective exercise of any rights by any Warrant Holder under this Agreement and the Amended M&AA requires its prior exercise of the Warrant, all the Shareholders shall, subject to applicable Laws, use their voting and management power to allow the exercise of such Warrant or allow such rights of the Warrant Holders to be exercised to the maximum extent permitted under the applicable Laws, and to provide such commercially reasonable assistance (including the reasonable extension of any time constraint pertaining to the exercise of any rights of the Warrant Holders) as may be reasonably requested by such Warrant Holders.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

“Additional HK Companies” has the meaning set forth in the Series A Purchase Agreements.

“Additional Number” has the meaning set forth in Section 4.3(b).

“Additional WFOEs” has the meaning set forth in the Series A Purchase Agreements.

“Additional Offered Shares” has the meaning set forth in Section 5.2(a)(iv).

“Advanced Investment Funds” has the meaning set forth in the First Series A Purchase Agreement.

“Affiliate” means, (a) with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (b) in the case of an individual, shall include immediate family members of such individual (including his spouse, child, brother, sister, parent, mother-in-law, father-in-law, brother-in-law, sister-in-law, collectively, his “Immediate Family Members”), and trustee of any trust in which such individual or any of his Immediate Family Members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons. In the case of an Investor, the term “Affiliate” also includes (v) any shareholder of such Investor, (w) any of such shareholder’s or such Investor’s general partners or limited partners, (x) the fund manager managing or advising such shareholder or such Investor (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by such Investor. For the avoidance of doubt, the Investors shall not be deemed to be an Affiliate of any Group Company.

“Agreement” has the meaning set forth in the preamble.

“Amended M&AA” means the Third Amended and Restated Memorandum and Articles of Association of the Company.

“As Adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Bain” means BCPE Nutcracker Cayman, L.P..

“Bain Series A Purchase Agreement” has the meaning set forth in the recitals.

“Board” means the board of directors of the Company.

“Business Days” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by Law to be closed in the PRC or the Cayman Islands.

“Business” means the business that any Group Company conducts or proposes to conduct from time to time.

“Buyer” or “Buyers” has the meaning set forth in Section 5.10(b).

“CFC” has the meaning set forth in Section 11.2(a).

“CICC” means CICC (Changde) Emerging Industry Venture Capital Partnership L.P. ( 中金（ 常德） 新兴产业创业投资合伙企业（ 有限合伙） ). “Circular 37” means the Circular 37, issued by SAFE on July 4, 2014, titled “Circular on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles (关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知 ),” effective as of July 4, 2014, and any implementation successor rule or regulation under the PRC Law.

“Code” has the meaning set forth in Section 11.2(a).

“Combined Meeting” has the meaning set forth in Section 8.2.

“Company” has the meaning set forth in the preamble.

“Competitor” has the meaning set forth in Section 5.10(b).

“Confidential Information” has the meaning set forth in Section 9.1.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Conversion Shares” means the Ordinary Shares issued or issuable pursuant to conversion of the Preferred Shares.

“Co-Sale Holder” has the meaning set forth in Section 5.3.

“Co-Sale Notice” has the meaning set forth in Section 5.3.

“Co-Sale Pro Rata Portion” has the meaning set forth in Section 5.3(a).

“Co-Sale Subscription Amount” has the meaning set forth in Section 5.3(e).

“Closing Date” has the meaning set forth in the Bain Series A Purchase Agreement.

“Disclosing Party” has the meaning set forth in Section 9.4.

“Directors” or “Director” means members or a member of the Board.

“Domestic Company” has the meaning set forth in the preamble.

“Effective Date” has the meaning set forth in Section 12.15(a).

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“Extension Period” has the meaning set forth in Section 5.2(a)(iv).

“Financing Terms” has the meaning set forth in Section 9.1.

“First Participation Notice” has the meaning set forth in Section 4.3(a).

“First Refusal Expiration Notice” has the meaning set forth in Section 5.2(d).

“First Refusal Period” has the meaning set forth in Section 5.2(a)(i).

“First Series A Purchase Agreement” has the meaning set forth in the recitals.

“Fully Diluted Basis” means assuming the exercise of all options, warrants or other securities that are convertible, exercisable or exchangeable into Company’s Shares and the conversion of all outstanding Preferred Shares (or would be outstanding assuming full exercise of all options, warrants or other securities that are convertible, exercisable or exchangeable into Company’s Preferred Shares) into Company’s Ordinary Shares.

“Fully Participating Investors” has the meaning set forth in Section 4.3(b).

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Companies” means the Company and its Subsidiaries (including the HK Company, the WFOE, the Domestic Company, the PRC Subsidiaries, each Person (except individuals) Controlled by the Company and their respective Subsidiaries from time to time), and “Group Company” means any of them, unless otherwise specified in this Agreement. For the avoidance of doubt, “Group Companies” shall include the Additional WFOEs and the Additional HK Companies (upon their incorporation or establishment under the Laws of applicable jurisdictions).

“HK Company” has the meaning set forth in the preamble.

“HKIAC” has the meaning set forth in Section 12.12.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Information Rights” has the meaning set forth in Section 2.1(a)(v).

“Initial Redemption Notice” has the meaning specified in Section 7.1(a)(ii).

“Initiating Holders” has the meaning set forth in Section 3.3(c).

“Inspection Rights” has the meaning set forth in Section 2.1(b).

“Investor Notice” has the meaning set forth in Section 5.10(b).

“Investors” has the meaning set forth in the preamble.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Liquidation Event” has the meaning specified in Section 6.2.

“Majority Shareholders” means the holders of more than fifty percent (50%) of the then outstanding Equity Securities of the Company (calculated on a Fully Diluted Basis), including the affirmative vote or prior written consent of the Preferred Majority.

“New Securities” has the meaning set forth in Section 4.2.

“Non-Competition Period” has the meaning set forth in Section 11.1(a).

“Non-Selling Shareholders” has the meaning set forth in Section 5.1.

“Observers” has the meaning set forth in Section 2.2(a).

“Offered Shares” has the meaning set forth in Section 5.1.

“Onshore Investment Agreements” has the meaning set forth in the First Series A Purchase Agreement.

“Ordinary Director” or “Ordinary Directors” has the meaning set forth in Section 2.2(a).

“Ordinary Shares” means the ordinary shares in the capital of the Company with par value of US$0.0001 per share.

“Original Series A Preferred Issue Price” means a price of US$8.80 per Series A Preferred Share.

“Overallotment New Securities” has the meaning set forth in Section 4.3(b).

“Over-Purchasing Holder” has the meaning set forth in Section 5.2(a)(iv).

“Oversubscribing Fully Participating Investor” has the meaning set forth in Section 4.3(b).

“Participation Rights Holder” has the meaning set forth in Section 4.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permitted Transfer” has the meaning set forth in Section 5.5.

“Permitted Transferee” has the meaning set forth in Section 5.5.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PFIC” has the meaning set forth in Section 11.1(b).

“PRC Companies” means the WFOE, the Domestic Company and the PRC Subsidiaries; and “PRC Company” means any of them.

“PRC Subsidiaries” means the entities listed in Exhibit C, which are referred to collectively as the “PRC Subsidiaries” and each a “PRC Subsidiary”.

“PRC” or “China” means the People’s Republic of China but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Majority” means the holders of at least fifty percent (50%) of the Preferred Shares (calculated on a Fully Diluted Basis).

“Preferred Shares” means the Series A Preferred Shares.

“Prohibited Transfer” has the meaning set forth in 5.3(f).

“Pro Rata Share” has the meaning set forth in Section 4.1.

“Purchase Period” has the meaning set forth in Section 5.10(b).

“Purchasing Holders” has the meaning set forth in Section 5.2(a)(iv).

“Put Right” has the meaning set forth in 5.3(f).

“Qualified IPO” has the meaning given to such term in the Amended M&AA.

“Re-allotment Notice” has the meaning set forth in Section 5.2(a)(iv).

“Redeeming Preferred Shares” has the meaning specified in Section 7.1(a)(ii).

“Redeeming Preferred Shareholder” has the meaning specified in Section 7.1(a)(ii).

“Redemption Date” has the meaning specified in Section 7.1(a)(ii).

“Redemption Event” has the meaning specified in Section 7.1(a)(i).

“Redemption Notice” has the meaning specified in Section 7.1(a)(ii).

“Redemption Participation Notice” has the meaning specified in Section 7.1(a)(ii).

“Redemption Price” has the meaning specified in Section 7.1(a)(iii).

“Remaining Offered Shares” has the meaning set forth in Section 5.2(a)(iv).

“Request Notice” has the meaning set forth in Section 3.3(a).

“Respective Liquidation Amount” has the meaning specified in Section 6.3.

“Restructuring Documents” means the restructuring documents executed by the WFOE, the Domestic Company, the shareholders of the Domestic Company and other relevant parties on January 5, 2022, which includes Exclusive Business Cooperation Agreement, Equity Interest Pledge Agreement, Exclusive Option Agreement and Power of Attorney.

“Right of First Refusal Closing” has the meaning set forth in Section 5.2(a)(vi).

“Right of Participation” has the meaning set forth in Section 4.

“SAFE” means the State Administration of Foreign Exchange of the PRC, including its local counterparts.

“Second Participation Notice” has the meaning set forth in Section 4.3(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Selling Shareholder” has the meaning set forth in Section 5.1.

“Series A Liquidation Preference Amount” has the meaning specified in Section 6.1(a).

“Series A Original Issue Date” means (i) January 26, 2022, with respect to the Investors other than Bain and Jiaxing Haohe Equity Investment Partnership L.P.; (ii) March 18, 2022, with respect to Bain and Jiaxing Haohe Equity Investment Partnership L.P..

“Series A Preferred Shares” means the series A preferred shares in the capital of the Company then outstanding and issued and Series A Preferred Shares to be issued pursuant to the Warrants, whether such Warrant has been exercised (calculated on a Fully Diluted Basis), par value US$0.0001 per share, having the rights and privileges in this Agreement and Amended M&AA.

“Series A Purchase Agreements” has the meaning set forth in the recitals.

“Shareholder” or “Shareholders” has the meaning set forth in the preamble.

“Shares” means the Ordinary Shares, the Series A Preferred Shares, and shares of any other class or series in the share capital of the Company, and includes any fraction of a share.

“Special Warrant” has the meaning set forth in Section 4.3(c).

“Statute” means the Companies Law (as amended) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose assets and financial results are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP or IFRS; or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the HK Company, the PRC Companies, the Additional HK Companies and the Additional WFOEs (upon their incorporation or establishment under the Laws of applicable jurisdictions) and any other Subsidiary to be established by any of them from time to time.

“Trade Sale” means (i) a merger, amalgamation, consolidation or other business combination of any Group Company with or into any Person, or any other transaction or series of transactions, as a result of which the Shareholders of the Company immediately prior to such transaction or series of transactions will cease to own a majority of the voting power of the surviving entity immediately after consummation of such transaction or series of transactions, (ii) the sale, lease, transfer, exclusive license to a third party or other disposition of all or substantially all of the assets of the Group Companies taken as a whole (including the Equity Securities and/or contractual arrangements by which any Group Company owns and/or Controls any other Group Company, the licenses and permits necessary to conduct the business of the Group Companies in the PRC and the intellectual property assets of the Group Companies taken as a whole) or (iii) the sale (whether by merger, reorganization or other transaction) of a majority of the issued and outstanding share capital of the Company or a majority of the voting power of the Company, provided, that in the case of each of (i) through (iii), a transaction that qualifies as a Qualified IPO shall not be deemed to be a Trade Sale.

“Transaction Documents” means this Agreement, the Series A Purchase Agreements, the Amended M&AA, the Warrants, the Onshore Investment Agreements, the Restructuring Documents, the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“Transfer” has the meaning set forth in Section 5.6(a).

“Transfer Notice” has the meaning set forth in Section 5.1.

“Transferred Preferred Shares” has the meaning set forth in Section 5.10(b).

“U.S. GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time.

“Violation” has the meaning set forth in Section 3.9(a).

“Warrants” has the meaning set forth in the recitals. After issuance of any Special Warrants, the reference to “Warrants” in this Agreement shall deem to include such Special Warrants as well.

“Warrant Holders” has the meaning set forth in Section 4.3(c).

“WFOE” has the meaning set forth in the preamble.

“WH Shares” has the meaning set forth in Section 5.2(a)(viii).

“Zhenwei” means Anji Zhenwei Liangshan Venture Capital Partnership L.P. (安吉真为两山创业投资合伙企业（有限合伙）) and Ningbo Zhenwei Qihang Equity Investment Partnership L.P. (宁波真为起航股权投资合伙企业（有限合伙）), collectively.

“Zhenwei Director” has the meaning set forth in Section 2.2(a).

1A.	INTERPRETATION AND RULES OF CONSTRUCTION.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)

when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)	the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)	whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)	references to a Person are also to its successors and permitted assigns;

(h)	the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i)	any reference to a contract or document is to that contract or document as amended, novated, supplemented, restated or replaced from time to time; and

(j)

if any rights or obligations under this Agreement fall on a day or date which is not a Business Day, such rights or obligations shall instead fall on the next succeeding Business Day after such stated day or date.

2.	INFORMATION RIGHTS, INSPECTION RIGHTS AND BOARD REPRESENTATION

2.1 Information Rights and Inspection Rights.

(a) Information Rights.

The Company covenants and agrees that, commencing on the Effective Date, so long as any Investor holds any Preferred Share, Conversion Share and/or Warrant, the Company will deliver to such Investor:

(i) within ninety (90) days after the end of each fiscal year, audited annual consolidated financial statements of the Group Companies for such fiscal year, audited by an accounting firm approved by the Board in accordance with IFRS or U.S. GAAP;

(ii) within sixty (60) days after the end of the first six (6) months of each fiscal year, an unaudited semi-annual consolidated financial statements of the Group Companies for such six-month period;

(iii) within thirty (30) days after the end of each calendar quarter, unaudited quarterly consolidated financial statements and a quarterly operational report of the Group Companies;

(iv) prompt written notice of any material litigation, material judgment against any of the Group Companies, and any notice from any Governmental Authority of the material non-compliance with, or any regulation by any of the Group Companies; and

(v) no later than thirty (30) days before the beginning of each fiscal year, an annual consolidated budget and business plan of the Group Companies for such fiscal year (the rights to have access to the information set out in (i) and (iv) collectively, the “Information Rights”).

All the financial statements to be provided to the Investors pursuant to this Section 2.1(a) shall be prepared in conformance with IFRS, U.S. GAAP or other accounting principles as approved by the Board and shall consolidate all of the financial results of the Group Companies. All the information (including the financial statements) provided by the Company to the Investors pursuant to clauses (i) and (ii) of this Section 2.1(a) shall be verified and certified as true, correct and not misleading by the Chief Executive Officer or the Chief Financial Officer of the Company.

(b) Inspection Rights.

Each of the Group Companies covenants and agrees that, commencing on the Effective Date, so long as any Investor holds any Preferred Share, Conversion Share and/or Warrant, such Investor and Persons appointed by such Investor shall have the right to (i) visit and inspect the facilities and properties of each of the Group Companies, and examine and copy records, accounting vouchers and books of each of the Group Companies at any time during regular working hours upon reasonable prior notice to the relevant Group Company without disrupting the normal business of the relevant Group Company; and (ii) discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants and legal counsel, during regular working hours upon reasonable prior notice to the relevant Group Company without disrupting the normal business of the relevant Group Company; provided that such Investor agrees to keep confidential any information so obtained in accordance with Section 9 (Confidentiality and Non-Disclosure) (the “Inspection Rights”).

(c) Termination of Rights.

The Information Rights and Inspection Rights shall terminate upon consummation of a Qualified IPO.

2.2 Board of Directors.

(a) Number of Directors.

The Company’s Amended M&AA shall provide that the Board consists of up to four (4) members, and the maximum number of directors shall not be changed except pursuant to an amendment to the Amended M&AA. The holders of a majority of the Ordinary Shares, voting as a separate class, may appoint three (3) Directors (the “Ordinary Directors” and each an “Ordinary Director”) and may in like manner remove with or without cause any Ordinary Director so appointed and may in like manner appoint another person in his/her stead. Zhenwei may appoint one (1) Director (the “Zhenwei Director”) and may in like manner remove with or without cause the Zhenwei Director so appointed and may in like manner appoint another Person in his/her stead.

Each of Bain and CICC shall be entitled to appoint one observer (the “Observers”) to the Board to attend board meetings of the Company in a non-voting observer capacity. The Company shall provide the Observers copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors.

(b) Expenses.

The Company shall reimburse the Zhenwei Director and the Observers for all reasonable and documented out-of-pocket expenses incurred by such Zhenwei Director and Observers in attending Board meetings and for any other services as a Director or an Observer of the Company and/or any Subsidiary in accordance with the expenses reimbursement policy of the Company.

(c) Termination.

This Section 2.2 shall terminate upon consummation of a Qualified IPO and thereafter election and removal of the Directors shall be made pursuant to the Amended M&AA or other constitutional documents of the Company to be effective upon or after the consummation of the Qualified IPO, provided that, the Directors appointed before the consummation of a Qualified IPO shall have the right but not the obligation to resign or be removed from the Board.

3.	REGISTRATION RIGHTS

3.1 Applicability of Rights.

The Investors shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange. These rights set forth in this Section 3 shall survive an IPO of the Company in the United States.

3.2 Definitions.

For purposes of this Section 3:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b) “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a Subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction or other acquisition, amalgamation, merger, arrangement, business combination or similar transaction by any Group Company of or with any other businesses; (iii) a registration in which the only Ordinary Shares being registered is Ordinary Shares issuable upon conversion of debt securities that are also being registered, or (iv) a registration on any registration form that does not permit secondary sales.

(c) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any of the Preferred Shares, and (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares described in clause (1) of this subsection (c), and (3) Ordinary Shares issued or issuable in respect of the Ordinary Shares described in clauses (1) and (2) above upon any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the Shares, and (4) any depositary receipts issued by an institutional depositary representing any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(d) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities Then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all securities, warrants or other rights which are, directly or indirectly, convertible, exercisable or exchangeable into or for Registrable Securities.

(e) IPO. The term “IPO” means the firm-commitment underwritten initial public offering by the Company of its Ordinary Shares pursuant to a registration statement that is filed with and declared effective by either the SEC under the Securities Act or another Governmental Authority for a Registration in a jurisdiction other than the United States.

(f) Holder. For purposes of this Section 3, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 3 have been duly assigned in accordance with this Agreement.

(g) Form F-3 or Form S-3. The term “Form F-3” or “Form S-3” means such respective form under the Securities Act (including Form S-3 or Form F-3, as appropriate) or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(h) SEC. The term “SEC” means the U.S. Securities and Exchange Commission.

(i) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3.3, 3.4 and 3.5 hereof, including all registration and filing fees, printing expenses, fees, disbursements of counsels for the Company, reasonable and documented fees and disbursements of one counsel for the Holders, fees and disbursements for any special legal opinions as requested by the Company, the underwriters or their counsels, “blue sky” fees and expenses and the expense of any special audits incidental to or required by any such registration (but excluding any Selling Expenses, fees and disbursement of other counsel for the Holders, and the compensation of regular employees of the Company which shall be paid in any event by the Company).

(j) “Rule 144 Qualified Holder” or “Rule 144 Qualified Holders” has the meaning set forth in Section 3.10 below.

(k) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 3.3, 3.4 or 3.5 hereof.

(l) Exchange Act. The term “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and any successor statute.

(m) “Restricted Securities” has the meaning set forth in SEC Rule 144(a)(3).

(n) “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

(o) “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

3.3 Demand Registration.

(a) Request by Holders. Subject to the terms of this Agreement, if the Company shall, at any time after the earlier of (i) the fifth (5th) anniversary of the Closing Date, or (ii) expiry of one hundred eighty (180) days following the effective date of a registration statement for an IPO, receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities Then Outstanding that the Company file a registration statement under the Securities Act (other than Form F-3 or Form S-3) covering the registration of a minimum twenty percent (20%) of the Registrable Securities of such requesting Holders (or any lesser percentage if the anticipated gross proceeds to the Company from the registration shall exceed US$5,000,000) pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all the Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all the Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 3.3:

(i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred twenty (120) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith reasonable best efforts to cause such registration statement to become effective; or

(iii) if the Initiating Holders (as defined below) propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 or F-3 pursuant to a request made pursuant to Section 3.5 below.

(c) Underwriting. If the Holders initiating the registration request under this Section 3.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Holders of a majority of the Registrable Securities being registered. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities Then Outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company.

(d) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than two (2) such demand registrations as requested by the Holders of the Registrable Securities pursuant to this Section 3.3 provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 3.3 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 3.3.

(e) Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting registration pursuant to this Section 3.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its Shares during such ninety (90) day period (other than an Excluded Registration). A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(f) Other Shares. For the avoidance of doubt, the registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 3.3(c), include securities of the Company being sold for the account of the Company.

3.4 Piggyback Registrations.

Subject to the terms of this Agreement, if the Company proposes to register for its own account any of its Ordinary Shares (or Ordinary Share equivalent) in connection with the public offering of such securities, or if any demand registration of Equity Securities is requested by investors making equity investment in the Company subsequent to the equity investment in the Company by the Holders, the Company shall notify all the Holders of the Registrable Securities in writing at least thirty (30) days (or such a shorter period of time reasonably determined by the Company (after consultation with counsel) in order to avoid selected disclosure of material non-public information in violation of, or other violation of, any applicable securities law) prior to the anticipated filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statement for the IPO, registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement, an Excluded Registration or any exchange offer of the Company for purposes of retiring or repurchasing any securities of any Group Company), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days (or such a shorter period of time reasonably determined by the Company (after consultation with counsel) as specified in the Company’s notice if the Company’s notification period is less than thirty (30) days pursuant to this provision) after receipt of the above described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company or any subsequent investors, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company or any subsequent investors with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of the Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All the Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 3.13, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including the Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of the Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of shares of the Registrable Securities, on a pro rata basis, for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded.

(b) Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.4 before or after the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.

3.5 Form F-3 or Form S-3 Registration.

If at any time when it is eligible to use a Form S-3 or Form F-3 registration statement, in case the Company shall receive from the Holders of at least fifty percent (50%) of the Registrable Securities Then Outstanding a written request or requests that the Company effect (i) a registration on Form F-3 or Form S-3 for which the reasonably anticipated aggregate offering price to the public would be no less than US$5,000,000 and (ii) any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of the Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(i) if Form F-3 or Form S-3 is not available for such offering by the Holders;

(ii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 or Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F- 3 or Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders initiating such registration request pursuant to this Section 3.5; provided that the Company shall not register any of its other Shares during such sixty (60) day period (other than an Excluded Registration). A registration right under Section 3.5 shall not be deemed to have been exercised until such deferred registration shall have been effected;

(iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two Form F-3 or Form S-3 registrations pursuant to this Section 3.5;

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(v) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated registration; provided that the Company is actively employing in good faith reasonable best efforts to cause such registration statement to become effective.

Subject to the foregoing, the Company shall file a Form F-3 or Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Not Demand Registration. Form F-3 or Form S-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above.

(d) Maximum Number of Form F-3 or Form S-3 Registration. The Company shall not be obligated to effect more than two (2) such F-3 or Form S-3 registrations as requested by the Holders of the Registrable Securities within twelve (12) months and pursuant to this Section 3.5 provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 3.5 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 3.5.

(e) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 3.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 3.3(c) shall apply to such registration.

(f) Other Shares. For the avoidance of doubt, the registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 3.5(e), include securities of the Company being sold for the account of the Company.

3.6 Expenses.

All Registration Expenses incurred in connection with any registration pursuant to Sections 3.3, 3.4 or 3.5 (but excluding the Selling Expenses) shall be borne by the Company, provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding for demand registration or registration on Form S-3 or Form F-3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to provisions herein. Each Holder participating in a registration pursuant to Sections 3.3, 3.4 or 3.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all the Selling Expenses, in connection with such offering by the Holders.

3.7 Obligations of the Company.

Whenever required to affect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of the Registrable Securities on Form S-3 or Form F-3 which are intended to be offered on a continuous or delayed basis, in accordance with Rule 415 under the Securities Act or a successor rule, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of the Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Holders of at least fifty percent (50%) of the Registrable Securities being included in such sale, or in an underwritten offering, to the lead underwriter(s), addressed to the underwriters, and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities, or the date of, or required in, the underwriting agreement, as the case may be. and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Holders of at least fifty percent (50%) of the Registrable Securities being included in such sale, or in an underwritten offering, to the lead underwriter(s), addressed to the underwriters, if any.

3.8 Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

3.9 Indemnification.

In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:

(a) By the Company. To the extent permitted by applicable Laws, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling Person for any legal or other expenses reasonably incurred by them and documented, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling Person of such Holder.

(b) By Selling Holders. To the extent permitted by applicable Laws, each selling Holder will, if the Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its partners, officers, directors, legal counsel, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or such other Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred (and documented) by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this subsection (b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 3.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 3.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, except in the case of willful misconduct or fraud by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

3.10 Termination of the Company’s Obligations.

The Company’s obligations under Sections 3.3, 3.4 and 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 3.3, 3.4 or 3.5 shall terminate upon the earlier of (i) such time after consummation of the Company’s first registered public offering of Ordinary Shares as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares of Registrable Securities during a three-month period without registration (such a Holder, a “Rule 144 Qualified Holder”); and (ii) the fifth (5th) anniversary of the Qualified IPO; provided, however, that notwithstanding anything to the contrary in clause (i) of this Section 3.10, prior to the fifth (5th) anniversary of the Qualified IPO, in the event that any Rule 144 Qualified Holder holds Registrable Securities that represent more than five percent (5%) of the Ordinary Shares of the Company that are issued and outstanding or would be outstanding assuming full conversion of all securities, warrants or other rights which are, directly or indirectly, convertible, exercisable or exchangeable into or for the Ordinary Shares of the Company (with depositary receipts being calculated in the corresponding number of Ordinary Shares), at the proposed time of the registration of securities for an offering (or for the avoidance of doubt, if the offering is made under a shelf registration, at the proposed time of filing the prospectus supplement for such offering) as contemplated in Section 3.4, such Rule 144 Qualified Holder shall continue to be entitled to the piggyback right for such registration for such offering as set forth in Section 3.4; provided further that notwithstanding anything to the contrary in this Section 3 (Registration Rights), the aggregate number of all Registrable Securities that are so included in such registration for being part of such offering pursuant to requests of Rule 144 Qualified Holders shall not exceed twenty percent (20%) of the aggregate number of all securities included in such registration for being part of such offering (each measured in the number of corresponding Ordinary Shares).

3.11 No Registration Rights to Third Parties.

Without the prior written consent of the Holders of a majority of the Registrable Securities Then Outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person any registration rights of any kind (whether similar to the demand, “piggyback” or Form F- 3 or Form S-3 registration rights described in this Section 3, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities. In any event, if the Company grants to any holder of the Company’s security any registration right of any nature that are superior to the Holders, as determined in good faith by the Board, the Company shall grant such superior registration right to the Holders as well.

3.12 Assignment of Registration Rights.

Subject to prior written notification by the Holder to the Company, the right to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder provided that: (i) the Holder is transferring all its Registrable Securities; (ii) the Holder is transferring at least 100,000 Registrable Securities; (iii) the Holder is transferring its Registrable Securities to a constituent partner or shareholder who agrees to act through a single representative; or (iv) the Holder is transferring its Registrable Securities to an Affiliate of such Holder; provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such securities shall no longer be deemed to constitute “Registrable Securities” for purposes of this Agreement.

3.13 Market Stand-Off.

Each of the Controlling Shareholder, the Investors and other Shareholders hereby agrees that, if and to the extent requested by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates (which shall be subject to the same market stand-off provisions as the Investor/Shareholder transferor) permitted by law), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash, or otherwise (including to make any short sale of, or enter into any hedging or similar transaction with the same economic effect as a sale), without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 3.13 applies only to the IPO, but not to the Registrable Securities actually sold pursuant to such registration statement, and shall only be applicable to the Holders if all officers, directors and holders of five percent (5%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of five percent (5%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent (other than the release of any officer or director for bona fide tax or estate planning purposes). The Company shall require all future acquirers of the Company’s securities holding at least five percent (5%) of the then outstanding share capital of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 3.13. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 3.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 3.13 or that are necessary to give further effect thereto.

3.14 Rule 144 Reporting.

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3 or Form S-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) so long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3 or Form S-3.

3.15 Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

3.16 Restrictions on Transfer. The provisions of Section 3.16(a) will take effect only if and when the Company becomes a “reporting company” under the Exchange Act, or before the Company becomes a “reporting company”, if and when the proposed sale, assignment, transfer, pledge or other disposition may constitute a distribution or public offering within the meaning of the Securities Act or other similar Laws in other applicable jurisdictions.

(a) The Holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 3.16. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if reasonably requested by the Company, such Holder shall have furnished the Company, at its expense, with (A) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act, (B) a “no action” letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, or (C) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN A SHAREHOLDERS’ AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 3.16.

(c) The first legend referring to federal and state securities laws identified in Section 3.16(b) hereof stamped on a certificate evidencing the Restricted Securities and the share transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act.

(d) A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Shares and/or the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

4.	RIGHT OF PARTICIPATION

The Investors, any other holder of the Preferred Shares to which rights under this Section 4 have been duly assigned in accordance with Section 10.1 (each hereinafter referred to as a “Participation Rights Holder”, collectively the “Participation Rights Holders”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined in Section 4.1), of all (or any part) of any New Securities (as defined in Section 4.2) that the Company may from time to time issue after the Effective Date (the “Right of Participation”). Each Participation Rights Holder may apportion, at its sole discretion, its Pro Rata Shares among its Affiliates in any proportion.

4.1 Pro Rata Share.

A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a Fully Diluted Basis) held by such Participation Rights Holder, to (b) the total number of the Ordinary Shares (calculated on a Fully Diluted Basis) then outstanding immediately prior to the issuance of the New Securities giving rise to the Right of Participation.

4.2 New Securities.

“New Securities” shall mean any Preferred Shares, any other Shares of the Company designated as “preferred shares”, Ordinary Shares or other Shares of the Company, whether now authorized or not, or rights, options or warrants to purchase such Equity Securities, or securities of any class whatsoever that are, or may become, convertible or exchangeable into such Equity Securities, provided, however, that the term “New Securities” shall not include:

(a) any Ordinary Shares issued as a dividend or distribution on the Preferred Shares;

(b) any Ordinary Shares issued or issuable upon conversion or exercise of the Preferred Shares;

(c) up to 6,818,182 Ordinary Shares (or options, warrants or other Equity Securities therefor) issued or issuable to the Group Companies’ employees, officers, directors, contractors, advisors, consultants or any other Persons qualified pursuant to the equity incentive plans approved by the Board;

(d) any Equity Securities issued or issuable under Series A Purchase Agreements, including such Equity Securities issued or issuable pursuant to the exercise of the Warrants;

(e) any Equity Securities issued or issuable in connection with any share split, share dividend, share combination, recapitalization or other similar transaction of the Company in which all the Participation Rights Holders are entitled to participate on a pro rata basis or which have an anti-dilution effect in accordance with the Amended M&AA;

(f) any Equity Securities issued in connection with a Qualified IPO; and

(g) any Equity Securities issued or issuable in connection with a Trade Sale or an acquisition of another corporation or a joint venture approved pursuant to Section 8.

4.3 Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of any New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue such New Securities (the “First Participation Notice”), describing the amount and class of the New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have thirty (30) days from the date of receipt of any such First Participation Notice to agree on behalf of itself or its Affiliates in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of the New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such thirty (30) day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of such New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to fully exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to the other Participation Rights Holders who have fully exercised their Right of Participation (the “Fully Participating Investors”) in accordance with subsection (a) above, which notice shall set forth the number of the New Securities not purchased by the other Participating Rights Holders pursuant to subsection (a) above (such shares, the “Overallotment New Securities”). Each Fully Participating Investor shall have thirty (30) days from the date of receipt of the Second Participation Notice to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, the total number of additional New Securities the Fully Participating Investors propose to buy exceeds the total number of the Overallotment New Securities, each Fully Participating Investor who proposes to buy more than such number of additional New Securities equal to the product obtained by multiplying (i) the number of the Overallotment New Securities by (ii) a fraction, the numerator of which is the number of the Ordinary Shares (calculated on a Fully Diluted Basis) held by such Fully Participating Investor and the denominator of which is the total number of Ordinary Shares (calculated on a Fully Diluted Basis) held by all Fully Participating Investors (an “Oversubscribing Fully Participating Investor”) will be cut back by the Company with respect to its oversubscription to that number of the Overallotment New Securities equal to the lesser of (x) its Additional Number and (y) the product obtained by multiplying (i) the number of the Overallotment New Securities available for subscription by (ii) a fraction, the numerator of which is the number of the Ordinary Shares (calculated on a Fully Diluted Basis) held by such Oversubscribing Fully Participating Investor and the denominator of which is the total number of the Ordinary Shares (calculated on a Fully Diluted Basis) held by all the Oversubscribing Fully Participating Investors. Each Fully Participating Investor shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 4.3 and the Company shall so notify the Fully Participating Investors within thirty (30) days following the date of the Second Participation Notice.

(c) Notwithstanding the foregoing, with respect to the Investors holding Warrants (the “Warrant Holders”), in the event any Warrant Holder exercises its Right of Participation (if such Warrant Holder is an entity incorporated in PRC) in accordance with this Section 4.3, at the election of the Warrant Holder, either (i) an offshore Affiliate of such Warrant Holder shall be entitled to purchase the Participation Rights Holder’s Pro Rata Share and the Additional Number of such New Securities, which such Warrant Holder is entitled to purchase, for the price and upon the terms and conditions specified in the First Participation Notice and the Second Participation Notice, or (ii) subject to Section 12.14, the Company shall issue a warrant (the “Special Warrant”) to such Warrant Holder, under which such Warrant Holder shall be entitled to exercise such Special Warrant in whole to purchase its Participation Rights Holder’s Pro Rata Share and the Additional Number of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice and the Second Participation Notice and in accordance with the terms and conditions as provided in such Special Warrant, and the Warrant Holder, as the case may be, shall enter into an onshore loan agreement with the Domestic Company and disburse an amount equal to the price of the New Securities which the Warrant Holder is entitled to purchase to the Domestic Company simultaneously with other Participating Participation Rights Holders.

4.4 Failure to Exercise.

If Participating Rights Holders fail or decline to exercise their rights or purchase all New Securities included in the First Participation Notice in accordance with Section 4.3, the Company shall have ninety (90) days following the expiration of the date of the First Participation Notice or the Second Participation Notice, as the case may be, to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms no more favorable to the purchasers thereof than those specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90)-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.

4.5 Termination.

The Right of Participation shall terminate upon consummation of a Qualified IPO.

5.	TRANSFER RESTRICTIONS

5.1 Sale by Shareholder; Notice of Sale.

Subject to Sections 5.5 of this Agreement, if the Controlling Shareholder and any other holder of the Ordinary Shares (excluding any Ordinary Shares converted from the Preferred Shares held by any Investor pursuant to the Amended M&AA), any of his/her/its Affiliates and/or any of his/her/its permitted assignees to whom his/her/its rights under this Section 5 have been duly assigned in accordance with this Agreement and the Amended M&AA (the “Selling Shareholder”) proposes to sell or transfer or exchange all or any Shares or other securities of the Company held by it/him/her directly or indirectly, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Investors and other holders of the Preferred Shares (collectively, the “Non-Selling Shareholders”) and the Company prior to such sale or transfer or exchange. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer or exchange including the number of Shares to be sold or transferred or exchanged (the “Offered Shares”), the nature of such sale or transfer or exchange, the consideration to be paid, and the name and address of each prospective purchaser or transferee or acquirer.

5.2 Right of First Refusal.

(a) Non-Selling Shareholders’ Right of First Refusal.

(i) Each Non-Selling Shareholder shall have the right for a period of thirty (30) days following the Non-Selling Shareholder’s receipt of the Transfer Notice (the “First Refusal Period”) to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(ii) Each Non-Selling Shareholder may exercise such right of first refusal and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, by notifying the Selling Shareholder and the Company in writing, before expiration of the thirty (30) day period as to the number of such Offered Shares that it wishes to purchase.

(iii) Each Non-Selling Shareholder’s pro rata share of the Offered Shares shall be a fraction, the numerator of which shall be the total number of the Shares and other Equity Securities of the Company (calculated on a Fully Diluted Basis) owned by such Non-Selling Shareholder on the date of the Transfer Notice and the denominator of which shall be the total number of the Shares and other Equity Securities of the Company (calculated on a Fully Diluted Basis) held by all the Non- Selling Shareholders on such date.

(iv) If any Non-Selling Shareholder elects not to exercise or fully exercise or fails to fully exercise such right of first refusal pursuant to Section 5.2(a)(ii), the Selling Shareholder shall give notice of such election or failure to elect (the “Re-allotment Notice”) to each other Non-Selling Shareholder that elected to purchase its entire pro rata share of the Offered Shares (the “Purchasing Holders”), which notice shall set forth the number of the Offered Shares not purchased by the other Non-Selling Shareholders pursuant to Section 5.2(a)(ii) (such shares, the “Remaining Offered Shares”). Such Re-allotment Notice may be made by telephone if confirmed in writing within two (2) Business Days. The Purchasing Holders shall have a right of re-allotment such that they shall have thirty (30) days from the date such Re-allotment Notice was given (the “Extension Period”) to elect to increase the number of the Offered Shares they agreed to purchase under Section 5.2(a)(ii). Such right of re-allotment shall be subject to the following conditions: each Purchasing Holder shall first notify the Selling Shareholder of its desire to increase the number of the Offered Shares it agreed to purchase under Section 5.2(a)(ii), stating the number of the additional Offered Shares it proposes to buy (the “Additional Offered Shares”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, the total number of Additional Offered Shares the Purchasing Holders propose to buy exceeds the total number of the Remaining Offered Shares, each Purchasing Holder who proposes to buy more than such number of additional Offered Shares equal to the product obtained by multiplying (i) the number of the Remaining Offered Shares by (ii) a fraction, the numerator of which is the number of the Ordinary Shares (calculated on a Fully Diluted Basis) held by such Purchasing Holder and the denominator of which is the total number of Ordinary Shares (calculated on a Fully Diluted Basis) held by all Purchasing Holders (an “Over-Purchasing Holder”) will be cut back by the Selling Shareholder with respect to its over-purchase to that number of the Remaining Offered Shares equal to the lesser of (x) its Additional Offered Shares and (y) the product obtained by multiplying (i) the number of the Remaining Offered Shares available for over-purchase by (ii) a fraction, the numerator of which is the number of the Ordinary Shares (calculated on a Fully Diluted Basis) held by such Over-Purchasing Holder and the denominator of which is the total number of the Ordinary Shares (calculated on a Fully Diluted Basis) held by all the Over- Purchasing Holders.

(v) Subject to applicable securities Laws, the Investors and other holders of the Preferred Shares shall be entitled to apportion the Offered Shares to be purchased among its partners and Affiliates upon written notice to the Company and the Selling Shareholder.

(vi) If a Non-Selling Shareholder gives the Selling Shareholder notice that it desires to purchase the Offered Shares, then payment for the Offered Shares to be purchased shall be made by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed by the Selling Shareholder and all the participating Non- Selling Shareholders and at the time of the scheduled closing therefor (the “Right of First Refusal Closing”), which shall be no later than ninety (90) days after the Non- Selling Shareholder’s receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 5.2(b).

(vii) Calculation of Shares. The number of Shares shall be calculated on a Fully Diluted Basis.

(viii) Rights of Investor as a Warrant Holder. Notwithstanding the foregoing, with respect to any Warrant Holder, in the event it exercises its right of first refusal to purchase the Offered Shares in accordance with subsections (i) to (vi) above, at the election of the Warrant Holder, either (x) subject to Section 12.14, the Company shall issue a Special Warrant to such Warrant Holder, under which the Warrant Holder shall be entitled to purchase its initial pro rata share of the Offered Shares and re-allotment pro rata share of the Additional Offered Shares (as the case may be, the “WH Shares”) for the price and upon the terms and conditions specified in the Transfer Notice and in accordance with the terms and conditions as provided in such Special Warrant, and after the payment of the price of the WH Shares specified in the Transfer Notice by such Warrant Holder to the Domestic Company pursuant to an onshore loan agreement with the Domestic Company, the Company shall repurchase the WH Shares from the Selling Shareholder for the same price and reserve such number of shares for future issuance to such Warrant Holder upon exercise of the Special Warrant; or (y) an offshore Affiliate of such Warrant Holder shall be entitled to purchase the WH Shares for the price and upon the terms and conditions specified in the Transfer Notice.

(b) Purchase Price. The purchase price for the Offered Shares to be purchased by the Non-Selling Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board in good faith, which determination will be binding upon the Company and the Non-Selling Shareholder, absent fraud or error.

(c) Rights of Selling Shareholder. If any Non-Selling Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the Right of First Refusal Closing, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive outstanding payment for such Offered Shares from the Non-Selling Shareholder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Non-Selling Shareholder for transfer to the Non-Selling Shareholder.

(d) Application of Co-Sale Right. Within ten (10) days after expiration of the First Refusal Period or the Extension Period, as applicable, the Selling Shareholder shall give each Non-Selling Shareholder a written notice (the “First Refusal Expiration Notice”) specifying either (i) that all of the Offered Shares have been subscribed by the Non-Selling Shareholders exercising rights of first refusal, or (ii) that the Non-Selling Shareholders have not subscribed for all of the Offered Shares and that such Offered Shares that have not been subscribed by the Non-Selling Shareholders shall be subject to the co-sale right of the Co-Sale Holder (as defined in Section 5.3 below) described in Section 5.3 below, in which case the First Refusal Expiration Notice shall specify the Co-Sale Pro Rata Portion (as defined in Section 5.3 below) of the Offered Shares for the purpose of such co-sale right.

5.3 Co-Sale Right.

Each of the Non-Selling Shareholders that has not exercised its right of first refusal with respect to the Offered Shares proposed to be sold or transferred or exchanged by the Selling Shareholder (the “Co-Sale Holder”) shall have the right, exercisable upon written notice to the Selling Shareholder and the Company (the “Co- Sale Notice”) within thirty (30) days after receipt of the First Refusal Expiration Notice, to participate in the sale of the Offered Shares at the same price and subject to the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Shares (on a Fully Diluted Basis) that such Co-Sale Holder wishes to include in such sale or transfer or exchange, which amount shall not exceed the Co- Sale Pro Rata Portion (as defined below) of such Co-Sale Holder. To the extent the Co- Sale Holder exercises such right of co-sale in accordance with the terms and conditions set forth below, the number of the Offered Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Co-Sale Holder shall be subject to the following terms and conditions:

(a) Co-Sale Pro Rata Portion. A Co-Sale Holder may sell all or any part of that number of Ordinary Shares held by it (on a Fully Diluted Basis) that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on a Fully Diluted Basis) owned by such Co-Sale Holder at the time of the sale or transfer or exchange and the denominator of which is the combined number of Ordinary Shares (on a Fully Diluted Basis) at the time owned by all the Co-Sale Holders exercising the co-sale right hereunder and the Selling Shareholder (the “Co-Sale Pro Rata Portion”). The co-sale right under this Section 5.3 shall not apply with respect to any Shares sold or to be sold to the Non-Selling Shareholders under the right of first refusal under Section 5.2.

(b) Transferred Shares. A Co-Sale Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the number of Ordinary Shares which such Co-Sale Holder elects to sell;

(ii) such number of Preferred Shares that are at such time convertible into the number of Ordinary Shares that the Co-Sale Holder elects to sell (on a Fully Diluted Basis); provided in such case that, if the prospective purchaser objects to the sale, transfer or exchange of the Preferred Shares in lieu of the Ordinary Shares, the Co-Sale Holder shall convert such Preferred Shares into Ordinary Shares and deliver certificates for Ordinary Shares as provided in subsection 5.3(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the prospective purchaser; or

(iii) a combination of the above.

(c) Payment to Co-Sale Holders; Registration of Transfer. The share certificate or certificates that a Co-Sale Holder delivers to the Selling Shareholder pursuant to subsection (b) above shall be transferred to the prospective purchaser upon consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to the Co-Sale Holder exercising the co-sale right that portion of the sale proceeds to which the Co-Sale Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from the Co-Sale Holders exercising the co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from the Co-Sale Holders exercising the co-sale right. The Company shall, upon surrendering by the prospective purchaser or the Selling Shareholder of the certificates for the Preferred Shares or Ordinary Shares being transferred from the Co- Sale Holders as provided above, make proper entries in the register of members of the Company and cancel the surrendered certificates and issue any new certificates in the name of the prospective purchase or the Selling Shareholder, as the case may be, as necessary to consummate the transactions in connection with the exercise by the Co- Sale Holder of its co-sale rights under this Section 5.3.

(d) Calculation of Shares. The number of Shares shall be calculated on a Fully Diluted Basis.

(e) Rights of Investor as a Warrant Holder. Notwithstanding the foregoing, in the event any Warrant Holder exercises its co-sale right in accordance with subsections (a) to (c) above, such Warrant Holder shall have the right to transfer such number of Shares issued or issuable upon exercise of its Warrant equal to its Co- Sale Pro Rata Portion (on a Fully Diluted Basis) at the same price and subject to commercially the same terms and conditions as set forth in the Transfer Notice to the prospective purchaser in accordance with the transfer mechanism as set forth in the Warrants. For the purposes of such transfer or assignment, upon the request of the relevant Warrant Holder, the Company and the Selling Shareholder shall procure the prospective purchaser to subscribe for the respective Co-Sale Pro Rata Portion of the Offered Shares from the Company, and upon receipt of the subscription price (the “Co- Sale Subscription Amount” of such Warrant Holder) for such Shares from the prospective purchaser by the Company, the Group Companies and the Selling Shareholder shall (i) pay its Co-Sale Subscription Amount to an offshore designee of the Warrant Holder, or (ii) use its commercially reasonable best efforts to assist such Warrant Holder to receive considerations, distributions or proceeds equal to its Co-Sale Subscription Amount in Renminbi within the PRC by the means permitted by applicable Laws (the exchange rate under this subsection (e) shall be the central parity rate of Renminbi against US dollars published by the People’s Bank of China on the date such payment in Renminbi is made), and for the avoidance of doubt, in no event shall any Warrant Holder be entitled to any duplication of payments (in foreign exchange or in Renminbi) or any claim thereof for its Co-Sale Subscription Amount. Upon completion of the transfer or assignment, such Warrant Holder’s Warrant shall be amended so as to reflect the transfer or assignment.

(f) Prohibited Transfer. In the event the Selling Shareholder transfers any Equity Securities of the Company in contravention of the co-sale right of the Co-Sale Holders hereunder (a “Prohibited Transfer”), each of the Co-Sale Holders, in addition to such other remedies as may be available at Law, in equity or hereunder, shall have the right (the “Put Right”) to sell to the Selling Shareholder, at the same price and subject to commercially the same terms and conditions as set forth in the Transfer Notice, the number of Shares equal to the number of Shares such Co-Sale Holder would have been entitled to transfer to the prospective purchaser hereunder had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof.

5.4 Right to Transfer.

To the extent the Non-Selling Shareholders do not elect to purchase, and the Co-Sale Holders do not elect to participate in the sale of, the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and the Non-Selling Shareholders of the Transfer Notice, conclude a transfer of the Offered Shares covered by the Transfer Notice which shall have not been elected to be purchased by the Non-Selling Shareholders and the number of which shall have not been reduced pursuant to the co-sale right of the Co- Sale Holders hereunder, provided that, in each case, (i) such transfer shall be at the same or higher price and upon non-price terms no more favorable to the transferees thereof than those described in the Transfer Notice; and (ii) the third-party transferee of such Offered Shares shall have executed a deed of accession in form and substance approved by the Board (and such approval shall not be unreasonably delayed) and become a party to, and to be bound by, this Agreement (and each other relevant Transaction Documents), assuming all the rights and obligations of the Selling Shareholder under this Agreement (and each other relevant Transaction Documents) with respect to such Offered Shares. Any proposed transfer at lower price or upon non- price terms more favorable to the transferees thereof than or otherwise different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Offered Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the Non-Selling Shareholders and the co-sale rights of the Co-Sale Holders and shall require compliance by the Selling Shareholder with the procedures described in Sections 5.2 and 5.3 of this Agreement.

5.5 Permitted Transfers.

The right of first refusal of the Non-Selling Shareholders and the co-sale rights of the Co-Sale Holders hereunder and the restrictions under Section 5.6 shall not apply to (a) a repurchase of Shares from a Selling Shareholder by the Company or its Subsidiaries at a price no greater than that originally paid by such Selling Shareholder for such Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board; (b) any sale or transfer of Shares to the Company or its Subsidiaries pursuant to any Transaction Document or the terms of the equity incentive plans approved by the Board, (c) if a Selling Shareholder is an entity, any sale or transfer of any Shares to any Affiliate wholly owned by such Selling Shareholder, (d) any bona fide gift or sale or transfer to an Affiliate or other affiliated Persons for tax or estate planning purposes, and (e) any sales or transfer, or acquisition by designated Persons, as permitted or contemplated in the Warrants and Restructuring Documents (each such transfer, a “Permitted Transfer”, collectively the “Permitted Transfers” and each foregoing transferee, a “Permitted Transferee”, collectively the “Permitted Transferees”), provided, that adequate documentation therefor shall be provided to the Company and each Non-Selling Shareholder and that any Permitted Transferee (other than the Company) shall agree in writing to be bound by this Agreement (and each other relevant Transaction Documents) in place of the relevant transferor and shall execute a deed of accession in form and substance approved by the Board (and such approval shall not be unreasonably delayed) and become a party to, and to be bound by, this Agreement (and each other relevant Transaction Documents) as was the Selling Shareholder and that the Permitted Transferee shall not transfer its Shares except to the Selling Shareholder or other Permitted Transferee(s) of the Selling Shareholder.

5.6 Restriction on Transfers of Shares of the Company.

(a) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Preferred Majority, the Founder, the Controlling Shareholder, or any Shareholder who is manager of any Group Company (or an Affiliate of such manager), shall not, and shall cause his/her/its Permitted Transferees not to, directly or indirectly (a “Transfer”):

(i) sell, assign, exchange or transfer through one or a series of transactions any Shares or securities of the Company held directly or indirectly by such Person to any other Person before a Qualified IPO or Trade Sale of the Company; or

(ii) pledge, hypothecate, mortgage, encumber or otherwise dispose of through one or a series of transactions any Shares or securities of the Company held directly or indirectly by such Person to any other Person before a Qualified IPO or Trade Sale of the Company.

(b) Following the Qualified IPO, the Founder, the Controlling Shareholder, or any Shareholder who is senior management of the Company shall comply with all applicable rules and requirements in connection with lock-up or disposal of shares imposed by the stock exchange where the Qualified IPO has occurred.

(c) Any attempt by any Selling Shareholder to transfer any Shares or securities of the Company in violation of this Section 5 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Shares or securities without the prior written approval of the Preferred Majority.

(d) Each of the Selling Shareholders shall not, and shall cause his/her/its Permitted Transferees not to, without the prior written consent of the Board, transfer or dispose of any of his/her/its Shares to any person or entity that at the time of the transfer such Selling Shareholder or Permitted Transferee knows, or has reasonable grounds to know, to be engaging in a business that is in direct competition with the Business of the Group Companies, or to any third party acting on behalf of such Person, unless such transfers or sales are on the open market after the date of a Qualified IPO.

(e) Notwithstanding anything to the contrary contained herein, without the prior written consent of the Preferred Majority:

(i) Except as provided in the Restructuring Documents, the Founder shall not, and shall not cause or permit any other Person to, directly or indirectly, sell, assign, transfer, pledge, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by him/her in any PRC Company to any Person. Any transfer in violation of this Section shall be void and each PRC Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such equity interest.

(ii) Except as provided in this Agreement, the Series A Purchase Agreements and the Restructuring Documents, each PRC Company shall not, and the Founders shall cause each PRC Company not to, issue to any Person any Equity Securities of such PRC Company or any options or warrants for, or any other securities exchangeable for or convertible into, such Equity Securities of each PRC Company.

(f) For the avoidance of doubt, any Transfer of Equity Securities of the Controlling Shareholder by the holders of the preferred shares of the Controlling Shareholder shall not deemed a Transfer of Shares of the Company, and shall not be subject to the restrictions under this Section 5.

5.7 Term.

The provisions under this Section 5 shall terminate upon consummation of a Qualified IPO.

5.8 Legend.

Each certificate representing the Ordinary Shares (excluding the Ordinary Shares issued or issuable pursuant to conversion of the Preferred Shares) shall bear legends in the following form (in addition to any legend required under any other applicable securities laws):

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS’ AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

5.9 Accession to this Agreement.

Each party agrees that, if any Shareholder transfers any Shares to any third party transferee, such Shareholder shall cause such third party transferee to execute a deed of accession in form and substance approved by the Board (and such approval shall not be unreasonably delayed) and become a party to, and to be bound by, this Agreement (and each other relevant Transaction Documents), assuming, subject to Sections 10.1 and 12.5, all the rights and obligations of such Shareholder under this Agreement (and each other relevant Transaction Documents) with respect to the Shares to be transferred.

5.10 Transfer by the Investors.

(a) For the avoidance of doubt, any Investor (including for the avoidance of doubt holders of Warrants) may assign and transfer any Shares of the Company held by it to any Person (other than the transactions restricted pursuant to Section 5.10(b)), provided that such Investor shall notify the Company of such proposed transfer and assignment in advance. The transfer restrictions and requirements provided in this Section 5 (except for Section 5.8 and Section 5.10(b)) shall not apply to any sale or transfer of any Shares by any Investor.

(b) In the event that any Investor proposes to transfer any of its Preferred Shares, Conversion Shares and/or other Equity Securities of any Group Company (the “Transferred Preferred Shares”) to (x) any Competitor (as defined below), (y) any Person that is, directly or indirectly, Controlled by any Competitor, or (z) any limited partnership or fund with any Competitor (A) acting as its general partner or fund manager or (B) holding, directly or indirectly, two-thirds (2/3) or more limited partnership interest thereof and also controlling a majority of seats in a decision-making committee, such Investor shall give to the Controlling Shareholder a written notice of the transfer of its Transferred Preferred Shares (the “Investor Notice”), describing (I) the number of its Transferred Preferred Shares to be transferred, (II) the consideration and the general terms upon which such Investor proposes to transfer such Transferred Preferred Shares, (III) the name and address of the prospective transferee, (IV) to the best knowledge of such Investor, whether such prospective transferee constitutes as a Person that is, directly or indirectly, Controlled by any Competitor, and (V) to the best knowledge of such Investor, whether such prospective transferee constitutes as a limited partnership or fund with any Competitor acting as its general partner or fund manager or holding, directly or indirectly, two-thirds (2/3) or more limited partnership interest thereof and also controlling a majority of seats in a decision-making committee; provided that the foregoing shall not apply to any proposed transfer of Transferred Preferred Shares by any Investor to any of its Affiliates or to any other Person, which holds a passive minority investment in any Competitor, directly or indirectly, and does not possess the power or authority to direct, directly or indirectly, the business, management and policies of such Person other than certain protective rights for minority investors. Each of the holders of the Ordinary Shares, the Controlling Shareholder, the designated Persons of the Controlling Shareholder (collectively, the “Buyers”, and each a “Buyer”) shall have one (1) month (the “Purchase Period”) following receipt of the Investor Notice to elect to purchase all (but not part) the Transferred Preferred Shares at the same price and subject to the same material terms and conditions as described in the Investor Notice, by notifying such Investor in writing before expiration of the Purchase Period as to its decision. In the event the Buyers fail to notify their intention to exercise their right of first refusal within the Purchase Period in accordance with the terms hereof, the right of first refusal of the Buyers shall be terminated. To the extent the Buyers do not elect to purchase or fail to exercise such right of first refusal pursuant to this Section 5.10(b), the Transferred Preferred Shares subject to the Investor Notice, such Investor may conclude a transfer of the Transferred Preferred Shares covered by the Investor Notice which shall have not been elected to be purchased by the Buyers, provided that, in each case, (i) such transfer shall be at the same or higher price and upon non-price terms no more favorable to the transferee thereof than those described in the Investor Notice; and (ii) the transferee of such Transferred Preferred Shares shall have executed a deed of accession and become a party to, and to be bound by, this Agreement, assuming, subject to Sections 10.1 and 12.5, all the rights and obligations of such Investor under this Agreement with respect to such Transferred Preferred Shares. A “Competitor” shall mean such Persons whose business is in direct competition with the Business of the Group Companies, with the list of which attached as Exhibit B hereto. The list of Competitors may be updated by the Controlling Shareholder once every six (6) months, subject to the prior written consent of the Board, and provided that the total number of the Competitors under the updated list shall in no event exceed five (5).

6.	LIQUIDATION

6.1 Liquidation Preferences. Upon the occurrence of any Liquidation Event, whether voluntary or involuntary, the assets of the Company legally available for distribution or the proceeds from a Trade Sale (as the case may be) shall be distributed among the holders of the outstanding Shares in the following order and manner:

(a) In priority to any payment to the holders of Ordinary Shares and any other Shares, pay to each holder of Series A Preferred Shares, an amount per Series A Preferred Share equal to (w) 100% of the Original Series A Preferred Issue Price (As Adjusted), plus (x) annual interest calculated at an interest rate of eight percent (8%) per annum on Original Series A Preferred Issue Price (As Adjusted), compounded annually from the date of the Series A Original Issue Date and up to and including the date of receipt by the holder thereof of the full Series A Liquidation Preference Amount (as defined below), plus (y) all accrued declared but unpaid dividends (collectively, the “Series A Liquidation Preference Amount”). If the Company has insufficient assets to permit payment of the Series A Liquidation Preference Amount in full to all holders of Series A Preferred Shares, then the assets of the Company shall be distributed to the holders of the Series A Preferred Shares in proportion to the full Series A Liquidation Preference Amount each such holder of Series A Preferred Shares would otherwise be entitled to receive under this Section 6.

(b) After the payment of Series A Liquidation Preference Amount has been fully made in accordance with Section 6.1(a), pay and distribute all of the remaining assets and/or the remaining proceeds resulting from the Trade Sale (as the case may be) of the Company available for distribution ratably among all the Shareholders (including the holders of Series A Preferred Shares who has received its applicable Preference Amount) according to the relative number of Ordinary Shares held by such Shareholders (calculated on a Fully Diluted Basis).

6.2 Liquidation Event. Any of the following events shall be treated as a liquidation (each, a “Liquidation Event”) under this Section 6 unless waived in writing by the Preferred Majority (i) any voluntary or involuntary liquidation, winding-up, or dissolution of the Company and (ii) any Trade Sale.

6.3 Rights of Investor as a Warrant Holder. For the avoidance of doubt and notwithstanding any other provision of this Agreement and Amended M&AA to the contrary, upon the occurrence of any Liquidation Event, each Warrant Holder shall be entitled to exercise its Warrant (pursuant to its terms and conditions) immediately before the closing of such Liquidation Event, and thereafter enjoy the rights to receive its respective distributions as the holders of relevant Preferred Shares (as the case may be) pursuant to this Section 6 (the “Respective Liquidation Amount”), and each of the Group Companies and other shareholders shall, upon the request of the relevant Warrant Holder, use its commercially reasonable best efforts to assist such Warrant Holder to exercise its Warrant (pursuant to its terms and conditions) and provide commercially reasonable assistance. In the event that such Warrant Holder has not completed the requisite registrations and/or fillings and obtain relevant approvals from the competent Governmental Authority of the PRC with respect to its outbound direct investment to the Company or fails to exercise its Warrant (pursuant to its terms and conditions) due to other reasons, upon the request of the relevant Warrant Holder, the Group Companies shall (i) pay such amount of the Respective Liquidation Amount to an offshore designee of such Warrant Holder or (ii) use its commercially reasonable best efforts to assist such Warrant Holder to receive considerations, distributions or proceeds equal to its Respective Liquidation Amount in Renminbi within the PRC by the means permitted by applicable Laws (the exchange rate under this Section 6.3 shall be the central parity rate of Renminbi against US dollars published by the People’s Bank of China on the date such payment in Renminbi is made), and for the avoidance of doubt, in no event shall any Warrant Holder be entitled to any duplication of payments (in foreign exchange or in Renminbi) for its Respective Liquidation Amount.

7.	REDEMPTION AND PURCHASE OF SHARES

7.1 The Preferred Shares shall be redeemable at the option of holders of such Preferred Shares in accordance with this Section 7.1:

(a) Optional Redemption

(i) At any time and from time to time,

(1) in the event that the Company has not achieved a Qualified IPO or a Trade Sale approved pursuant to the Amended M&AA and this Agreement on or before September 30, 2022;

(2) in the event that there is any material breach by any Warrantor (as defined in the Series A Purchase Agreements) of any of the Transaction Documents applicable to the Investors (including but not limited to that any Group Company fails to obtain or maintain any consent, license or permit from the competent Government Authority to the extent that (x) such consent, license or permit is necessary for the operation of the Business, (y) such Business has been or may be otherwise expected to be suspended or terminated without such consent, license or permit, at the time of delivery of the Initial Redemption Notice, and (z) such Group Company fails to obtain or maintain such consent, license or permit (or alternatively provide any alternative plan) satisfactory to the Investors within ninety (90) days (or such a longer period of time agreed by the Investors) of the receipt of such Investors’ written request);

(3) in the event that (A) there is any material breach of the Restructuring Documents by any of the parties thereto, or (B) there is any material adverse change in the regulatory environment, under which circumstance the Restructuring Documents have become or will become invalid, illegal or unenforceable, or (C) the validity and/or enforceability of the Restructuring Documents is being materially impaired, as a result of which impairment the assets and net earnings of the Domestic Company can no longer be consolidated with the assets and net earnings of the Company or can no longer be recorded on the books of the Company for financial reporting purposes in accordance with applicable accounting principles, and without limiting the application of other Redemption Events and in and only in the case of (B) and (C), the Company fails to provide any alternative restructuring plan in such form and substance satisfactory to the Investor, within nine (9) months of the receipt of such Investor’ written request;

(4) in the event that there is any Warrantor’s conviction of breaches or violation of applicable Laws and/or regulations which is reasonably expected to have a Material Adverse Effect (as defined in the Series A Purchase Agreements) on the Group Companies (including but not limited to the violation by the Founder of any criminal Laws, misrepresentation or moral turpitude or violation of applicable securities Law, violation of any anti-corruption/anti-bribery Laws, regulations or policies or any conviction, in each case causing the Founder unable to perform his duties to the Group Companies); or

(5) in the event that any other Shareholder requests the Company to redeem its Shares pursuant to the terms and the conditions of this Agreement, the Amended M&AA or other instrument entitling them to such redemption right (together with the events set out in (1) through (4) collectively, the “Redemption Events”), each Investor may require the Company to redeem or purchase, as applicable, up to all of the then outstanding Series A Preferred Shares held by such Investor subject to and in accordance with this Section 7.1.

(ii) Any Investor electing redemption pursuant to Section 7.1(a)(i) shall deliver a written notice (the “Initial Redemption Notice”) to the Company specifying the intended date of redemption and the number of its Series A Preferred Shares to be redeemed pursuant to this Section 7.1, in which case the Company shall (1) promptly thereafter provide all of the other Investors notice of the Initial Redemption Notice and of their right to participate in such redemption (“Redemption Participation Notice”), which right is exercisable by each such holder in their own discretion by delivering a written notice (each, a “Redemption Notice”) to the Company within fifteen (15) days of the giving of such notice by the Company, requesting and specifying redemption of all or part of their Series A Preferred Shares (together with the Series A Preferred Shares requested to be redeemed in the Initial Redemption Notice, the “Redeeming Preferred Shares”, each, a “Redeeming Preferred Share”), and (2) subject to Section 7.1(b), pay to each Investor (each, a “Redeeming Preferred Shareholder”) for which an Initial Redemption Notice or a Redemption Notice has been timely submitted in respect of such Redeeming Preferred Shares, the Redemption Price for each Redeeming Preferred Share, in any event within sixty (60) days of the date of the delivery of Initial Redemption Notice (such date of payment, the “Redemption Date”).

(iii) In the event of any redemption pursuant to this Section 7.1(a), the redemption price per Series A Preferred Share shall be the sum of (x) the Original Series A Preferred Issue Price (As Adjusted), and (y) interest calculated at an interest rate of eight percent (8%) per annum on Original Series A Preferred Issue Price (As Adjusted), compounded annually from the date of the Series A Original Issue Date and up to and including the date of receipt by the holder thereof of the full redemption amount (the “Redemption Price”).

(iv) If the Company’s assets and funds which are legally available on the date that any amount of aggregate Redemption Price for the Preferred Shares under this Section 7.1 is due are insufficient to pay in full such amount of aggregate Redemption Price to be paid on such due date, or if the Company is otherwise prohibited by applicable Law from making such redemption, the funds that are legally available shall nonetheless be paid and applied on the Redemption Date in a pro-rata manner against each Redeeming Preferred Share in accordance with the relative full amounts owed thereon, and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each Redeeming Preferred Share in accordance with the relative remaining amounts owed thereon. Notwithstanding any provision to the contrary in this Agreement and the Amended M&AA, none of any other class of Shares of the Company (except the Preferred Shares) shall be redeemed, and no redemption or repurchase payment for any such other class of Shares of the Company shall be paid, unless and until all of the Preferred Shares have been redeemed and the applicable aggregate Redemption Price for all Preferred Shares have been fully and irrevocably paid pursuant to this Section 7.1, if a Redemption Event occurs. Once the Company has received the Redemption Notice, it shall not, and shall procure that none of the Group Companies shall, take any action which might have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all best efforts to increase as expeditiously as possible the amount of legally available redemption funds including causing any other Group Companies to distribute any and all available funds to the Company for purposes of paying the applicable Redemption Price for all redeeming Preferred Shares on the Redemption Date. If the Company fails (for any reason other than the failure of any Redeeming Preferred Shareholder to take any action or do anything required by such Redeeming Preferred Shareholder in connection with the redemption of such Redeeming Preferred Shareholder’s shares) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(b) For the avoidance of doubt, any Redeeming Preferred Shareholder shall have the right to elect in writing at any time prior to the Redemption Date to convert any or all of its Preferred Shares into Ordinary Shares at the then- effective Applicable Conversion Price (as defined in the Amended M&AA), in which case such Redeeming Preferred Shareholder shall not be entitled to or receive any Redemption Price in respect of any Redeeming Preferred Shares converted (or to be converted).

(c) Before any Redeeming Preferred Shareholder shall be entitled to receive the aggregate Redemption Price under this Section 7.1, such Redeeming Preferred Shareholder shall deliver a duly executed instrument of transfer in favor of the Company and shall surrender such Redeeming Preferred Shareholder’s certificate or certificates, in each case representing such Redeeming Preferred Shares, to the Company, and thereupon the applicable amount of the aggregate Redemption Price shall be payable to the order of the Person whose name appears on the Register of Members of the Company as the owner of such Shares and each such certificate shall be cancelled after all the Shares represented by such certificate are redeemed. In the event less than all the Shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Shares. Unless there has been a default in payment of the applicable amount of the aggregate Redemption Price, upon cancellation of the certificate representing such Redeeming Preferred Shares, all dividends on such Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the Redeeming Preferred Shareholders thereof, except the right to receive the applicable amount of the aggregate Redemption Price thereof (including all declared and unpaid dividend up to the applicable Redemption Date), without interest, shall cease and terminate and such Redeeming Preferred Shares shall cease to be issued shares of the Company.

(d) Without limiting any rights of the Redeeming Preferred Shareholders which are set forth in the Amended M&AA and this Agreement, or are otherwise available under applicable Laws, the balance of any Redeeming Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the applicable amount of aggregate Redemption Price but which it has not paid in full shall not be redeemed until the Company has paid in full the Redemption Price required with respect to the redemption of such Redeeming Preferred Shares, and prior to such payment and redemption, such Redeeming Preferred Shares shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including rights to dividends) which such Shares had prior to such date. Nothing in this Section 7.1 shall be deemed to limit in any way the obligation of the Company to effect the redemption of any Redeeming Preferred Shares, or to make any payment required, pursuant to this Section 7.1.

(e) For the avoidance of doubt and notwithstanding any other provision of the Transaction Documents to the contrary, upon the occurrence of the Redemption Event, each Warrant Holder shall be entitled to exercise its Warrant (pursuant to its terms and conditions) immediately before the closing of such Redemption Event, and thereafter enjoy the rights to initiate or participate in the redemption by delivering the Initial Redemption Notice or the Redemption Notice to the Company as the holders of relevant Preferred Shares (as the case may be) pursuant to this Section 7.1, and each of the Group Companies and other Shareholders shall, upon the request of the relevant Warrant Holder, use its commercially reasonable best efforts to assist such Warrant Holder to exercise its Warrant (pursuant to its terms and conditions) and provide commercially reasonable assistance. In the event that such Warrant Holder has not completed the requisite registrations and/or fillings and obtain relevant approvals from the competent Governmental Authority of the PRC with respect to its outbound direct investment to the Company or fails to exercise its Warrant (pursuant to its terms and conditions) due to other reasons, upon the request of the relevant Warrant Holder, the Group Companies shall (i) pay the respective Redemption Price to an offshore designee of such Warrant Holder or (ii) use its commercially reasonable best efforts to assist such Warrant Holder to receive considerations, distributions or proceeds equal to its respective Redemption Price in Renminbi within the PRC by the means permitted by applicable Laws (the exchange rate under this subsection (e) shall be the central parity rate of Renminbi against US dollars published by the People’s Bank of China on the date such payment in Renminbi is made), and for the avoidance of doubt, in no event shall any Warrant Holder be entitled to any duplication of payments (in foreign exchange or in Renminbi) for its respective Redemption Price.

(f) The Controlling Shareholder hereby irrevocably and unconditionally guarantees to the Redeeming Preferred Shareholders the proper and punctual performance by the Company of the Company’s obligations under this Section 7. The Controlling Shareholder further undertakes and covenants to the Redeeming Preferred Shareholders that, upon the occurrence of any event set forth in Section 7(a)(i), and if the Company’s assets or funds legally available are insufficient to pay the Redemption Price of such Redeeming Preferred Shareholders in full, such Redeeming Preferred Shareholders shall have a put option to sell to the Controlling Shareholder or any party designated by the foregoing all or any portion of the Redeeming Preferred Shares which has not been redeemed by the Company at the per share price equal to the Redemption Price. The Founder further undertakes and covenants to the Redeeming Preferred Shareholders that, upon the occurrence of any event set forth in Section 7(a)(i), and if the Company’s assets or funds legally available are insufficient to pay the Redemption Price of such Redeeming Preferred Shareholders in full and the Controlling Shareholder fails to pay all the outstanding Redemption Price, such Redeeming Preferred Shareholders shall have a put option to sell to the Founder or any party designated by the foregoing all or any portion of the Redeeming Preferred Shares which has not been redeemed by the Company and purchased by the Controlling Shareholder at the per share price equal to the Redemption Price. For the avoidance of doubt, the obligations of the Company, the Controlling Shareholder and the Founder under this Section 7 shall be on a joint and several basis. Notwithstanding the foregoing, the obligations of each of the Controlling Shareholder and the Founder hereunder shall be limited to the value of the Shares of the Company directly or indirectly owned by it/him and the proceeds received by the foregoing by selling such Shares of the Company.

8.	PROTECTIVE PROVISIONS

8.1 Matters Requiring Consent of the Majority Shareholders.

In addition to any other vote or consent required elsewhere in this Agreement, the Amended M&AA or by any applicable statute, each Group Company shall not, and the Controlling Shareholder shall procure that each Group Company shall not, take any of the following actions without the affirmative vote or prior written consent of the Majority Shareholders:

(a) adoption, change or waiver of any provision of the memorandum and articles of association or other charter documents of any Group Company;

(b) any increase, decrease, cancellation, or alteration of authorized share capital of any Group Company;

(c) any Trade Sale, Liquidation Event, reorganization, split or any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company;

(d) change the number or composition of the board of directors of any Group Company, or establishment of any committees of the board of directors of any Group Company;

(e) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Preferred Shares;

(f) any authorization, creation or issuance by the Company of any class or series of securities, any instruments that are convertible into securities, or the reclassification of any outstanding securities into other securities (in each case excluding the issuance of Equity Securities described in any of subsections (a) to (e) of Section 4.2 and subsection (g) of Section 4.2);

(g) any repurchase, redemption or cancellation of any Equity Securities of the Company other than pursuant to (x) the respective redemption right of the holders of the Preferred Shares as provided in this Agreement and the Amended M&AA, (y) contractual rights to repurchase Ordinary Shares from the employees, officers, directors or consultants of the Group Companies upon termination of their employment or services pursuant to an agreement containing vesting and/or repurchase provisions approved pursuant to Section 8.1 of this Agreement, or (z) the Warrants; and

(h) adoption, termination or material amendment of any employee stock option plan and determination of terms and conditions thereof (including total number of shares to be granted, exercise price and vesting schedule), or any other agreement containing vesting and/or repurchase provisions to repurchase Ordinary Shares from the employees, officers, directors or consultants of the Group Companies upon termination of their employment or services, provided that, where a special resolution or an ordinary resolution, as the case may be, is required by applicable statute to approve any of the matters listed above, and such matter has not received the affirmative vote or prior written consent of the Majority Shareholders, then the Shares held by the holders who voted against the special resolution or the ordinary resolution, as the case may be, shall together carry the number of votes equal to the votes of all members who voted for the resolution plus one.

8.2 Voting With Warrant Holders.

For the purpose of all shareholders’ meetings of the Company, and voting on corporate matters in accordance with the Amended M&AA and this Agreement in respect of the Company, all Parties hereto agree to convene a meeting of all holders of Equity Securities of the Company, including the Warrant Holders (such meeting, a “Combined Meeting”), prior to any shareholders’ meeting of the Company or action of the Shareholders of the Company by resolution in writing or written consent, in order to solicit the votes of all holders of Shares of the Company, including the Warrant Holders, calculated on a Fully Diluted Basis. The provisions of this Agreement and the Amended M&AA applicable to shareholders’ meetings of the Company shall apply to any such Combined Meeting, mutatis mutandis, unless otherwise agreed by such holders who are entitled to participate in the Combined Meeting. Each Party hereby agrees to exercise its respective voting rights: (i) at any shareholders’ meeting of the Company in the same proportion and manner as the votes of each class of Shares of the Company were cast (on a Fully Diluted Basis) at the Combined Meeting held to consider the same subject matter as such shareholders’ meeting; (ii) upon a resolution in writing or written consent of the shareholders of the Company, in such manner as to ensure such a resolution in writing or written consent is consistent with the decision of the applicable Combined Meeting; or (iii) to, subject to applicable Laws, procure the Board of the Company and the board of directors of the Domestic Company to adopt the same resolution on the same matters resolved by the Combined Meeting, so as to have the resolutions made by the Combined Meeting fully honored and executed.

8.3 Qualified IPO.

Each Shareholder agrees that, notwithstanding anything set forth in Section 8.1, in the event that a Qualified IPO is to be consummated, such Shareholder will vote, and to the extent applicable cause any Director appointed by it to vote (i) in favor of such Qualified IPO and (ii) against any action, agreement or transaction that is intended to prevent, impede, or, in any material respect, interfere with, delay or adversely affect, such Qualified IPO.

8.4 Termination of Protective Provisions.

The provisions under Sections 8.1, 8.2 and 8.3 shall be terminated upon consummation of a Qualified IPO.

9.	CONFIDENTIALITY AND NON-DISCLOSURE

9.1 Disclosure of Terms.

The terms and conditions of this Agreement and the other Transaction Documents, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby and thereby, all exhibits and schedules attached hereto and thereto, the transactions contemplated hereby and thereby, the documents, materials, and other information obtained by the holders of the Preferred Shares upon exercising the Information Rights and Inspection Rights (collectively, the “Financing Terms”), including their existence and all information of a confidential nature furnished by any party hereto and by representatives of such party to any other party hereto or any of the representatives of such party shall be considered confidential information (the “Confidential Information”) and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below.

9.2 Press Release.

No announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior consent of the Board.

Without prior written consent of CICC, under no circumstance shall any other Party hereto (i) publicly use “中国国际金融股份有限公司”, “中金”,“CICC”, “China International Corporation Limited” or any names, tradenames, trademarks, service marks, symbols or any other short names, abbreviations or logos similar to those aforementioned that are owned or used by any Affiliate of CICC, or use the name of the partners or the employees of CICC or any of its Affiliates (but such name that is duplicate and does not refer to the partners or the employees of CICC or any of its Affiliates based on the judgment of good faith, is not subject to this restriction) for advertising, promotion or other purposes; or (ii) directly or indirectly declare that any product or service provided by it have been licensed and supported by CICC or its Affiliates.

9.3 Permitted Disclosures.

Notwithstanding the foregoing, the Company and the Investors may disclose (i) the Confidential Information to its Affiliates, its or its Affiliates’ current or bona fide prospective investors, and their respective directors, officers, employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors who need to know such information, in each case only where such Persons are informed of the confidential nature of the Confidential Information and are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 9, provided, however, that the Company may not disclose any Financing Terms (including any terms of Sections 4 and 5 of this Agreement) to any of its prospective investors, Affiliates and their respective directors, officers, employees, bankers, lenders, accountants, legal counsels, business partners or representatives or advisors unless such prospective investors have executed a term sheet or similar instrument with the Company, (ii) such Confidential Information as is required to be disclosed pursuant to routine examination requests from governmental authorities with authority to regulate such party’s operations, in each case as such party reasonably deems appropriate, and (iii) the Confidential Information to any Person to which disclosure is approved in writing by the other parties hereto. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 9.4 below.

9.4 Legally Compelled Disclosure.

Except as set forth in Section 9.2 above, in the event that any Party is requested or becomes legally compelled (including pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose any Confidential Information, such party (the “Disclosing Party”) shall, to the extent legally permitted and reasonably possible, provide the other parties hereto with prompt written notice of that fact and consult with the other parties hereto regarding such disclosure. At the request of the other parties, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

9.5 Other Exceptions.

Notwithstanding any other provision of this 9 10, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

9.6 Other Information.

The provisions of this Section 9 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

9.7 Survival.

The obligations of each Party hereto under this Section 9 shall survive and continue to be binding upon such Party regardless of the termination of this Agreement.

10.	ASSIGNMENT AND AMENDMENT

10.1 Assignment.

Notwithstanding anything herein to the contrary:

(a) Information Rights, Inspection Rights. The rights of any Investor under Section 2.1 may be assigned to any holder of Preferred Shares in connection with such holder’s acquisition of Preferred Shares from such Investor to the extent that such acquisition is permitted under this Agreement; provided, however, that no party may be assigned any of the foregoing rights (except for assignment of any of the foregoing rights by any Investor to its Affiliate) unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including the provisions of this Section 10.

(b) Rights of Participation; Right of First Refusal; Co-Sale Rights; Protective Provisions; other Preference Rights. In connection with a transfer of any Shares by any Investor in accordance with Sections 5.9 and 5.10, (i) the rights of such Investor under Sections 4, 5, 6 and 7 with respect to such Shares are fully assignable to the transferee of such transfer, and (ii) the rights of such Investor under Sections 2.2 and 8 with respect to such Shares, (A) if the transfer is made to the Investor’s Affiliates, are fully assignable to such Affiliates, and (B) if the transfer is made to any Persons other than Investor’s Affiliates, shall not be assignable until the Investor obtains the Company’s prior written consent; provided, however, that no party may be assigned any of the foregoing rights (except for any assignment of any of the foregoing rights by any Investor to its Affiliate) unless the Company is given written notice by such assigning party at the time of such assignment, stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including the provisions of this Section 10.

10.2 Amendment of Rights.

Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of

(i) as to the Company, only by the Company; (ii) as to the Investors, only by the Investors that would be affected by such amendment; and (iii) as to the Controlling Shareholder, only by the Controlling Shareholder; provided, however, that any of the Persons described in clauses (i) to (iii) of this Section 10.2 may waive any of its/his/her own rights hereunder without obtaining the consent of any other Shareholders. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Company, the Investors, the Controlling Shareholder and each holder of the Shares and their respective Permitted Transferees.

11.	OTHER UNDERTAKINGS OF THE COMPANY

11.1 Non-Competition.

(a) Each of the Founder and the Controlling Shareholder undertakes and covenants to the Investors that commencing from the Effective Date until twenty four (24) months after the date he/it ceases to beneficially own any shares or securities of any Group Company (the “Non-Competition Period”), the Neither the Founder nor the Controlling Shareholder will, without the prior written consent of the Investors, either on his/its own account or through any of his/its Affiliates (for the avoidance of doubt, other than through any Group Company) or in conjunction with or on behalf of any other Person: (i) carry out, be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent in any business in direct competition with the principal business engaged by the Group Companies taken as a whole except for a passive investment of less than one percent (1%) of the stock of any publicly traded company that engages in the foregoing; and (ii) solicit or entice away or attempt to solicit or entice away from any Group Company, any Person, firm, company or organization who is an employee, customer, client, representative or agent of such Group Company.

(b) During the Non-Competition Period, in the event any entity directly or indirectly established or managed by the Founder or Controlling Shareholder (other than any Group Company), engages or will engage in any business which is the same or similar to or otherwise directly competes with the principal business of the Group Companies, he/it shall transfer such lawful business to a third party that is not an Affiliate within three (3) months after the Closing Date.

11.2 Tax Matters.

(a) The Company shall not, without the written consent of the Majority Shareholders, issue or transfer securities in the Company to any investor if following such issuance or transfer the Company, in the determination of counsel or accountants for any Investor, would be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the securities held by investor. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to each Investor: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide each Investor with access to such other Company information as may be required by such Investor to determine the Company’s status as a CFC to determine whether such Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in Section 952 of the Code) on its United States federal income tax return, or to allow such Investor to otherwise comply with applicable United States federal income tax laws. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a CFC and regarding whether any portion of the Company’s income is Subpart F income. In the event that the Company is determined by the Company’s tax advisors or by counsel or accountants for any Investor to be a CFC with respect to the securities held by such Investor, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F income. In the event that the Company is reasonably determined by counsel or accountants for any Investor to be a CFC for any taxable year with respect to the securities held by such Investor, the Company agrees, to the extent permitted by applicable Laws, to make dividend distributions to such Investor in an amount equal to the reasonably estimated amount of income tax on any income deemed distributed to such Investor for such year pursuant to Section 951(a) of the Code (for the avoidance of doubt, after giving effect to any applicable reduction therein).

(b) The Company will not be at any time during the calendar year in which the Closing (as defined in the Series A Purchase Agreements) occurs a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”). The Company shall use its best efforts to avoid being a PFIC. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a reasonable likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify each Investor of such status or risk, as the case may be. In connection with a “Qualified Electing Fund” election made by any Investor pursuant to Section 1295 of the Code or a “Protective Statement” filed by such Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to any Investor in the form satisfactory to such Investor as soon as reasonably practicable following the end of each taxable year of such Investor (but in no event later than 90 days following the end of each such taxable year), and shall provide such Investor with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that any Investor who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code, the Company agrees, to the extent permitted by applicable Laws, to make a dividend distribution to such Investor (no later than 90 days following the end of such Investor’s taxable year or, if later, 90 days after the Company is informed by such Investor that such Investor has been required to recognize such an income inclusion) in an amount equal to the reasonably estimated amount of income tax on of the amount so included by the Investors.

(c) The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as corporation for United States federal income tax purposes.

(d) Subject to Investors’ provision of information necessary for the Company to make such determination, the Company shall make due inquiry with its tax advisors on at least an annual basis regarding whether any Investor’s interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B (and the Company shall duly inform such Investor of the results of such determination), and in the event that the Company’s tax advisors or any Investor’s tax advisors determine that such Investor’s interest in the Company is subject to any such reporting requirements, the Company agrees, upon a request from such Investor, to provide such information to such Investor as may be necessary to fulfill such Investor’s obligations thereunder.

11.3 Control of Subsidiaries.

(a) All material aspects of the formation, maintenance and compliance of any direct or indirect Subsidiary or entity Controlled by the Company, whether now in existence or formed in the future, shall be subject to the review and approval by the Board and the Company shall promptly provide the Investors with copies of all material related documents and correspondence.

(b) The Company shall at any time institute and shall keep in place arrangements reasonably satisfactory to the Board such that the Company will be permitted to properly consolidate the financial results for any direct or indirect Subsidiary of the Company (including the PRC Companies) in consolidated financial statements for the Company prepared under IFRS or U.S. GAAP.

(c) The Company shall take all necessary actions to maintain any direct or indirect Subsidiary or entity Controlled by it, whether now in existence or formed in the future, as is necessary to conduct the Business as conducted or as proposed to be conducted.

(d) The Company shall use its best efforts to cause any direct or indirect Subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable Laws.

11.4 Restructuring Documents.

Each Group Company and the Controlling Shareholder, hereby jointly and severally represent, warrant and covenant the following to the Investors:

(a) As of the Effective Date, and during the term of the relevant Restructuring Documents, each of the statements contained in this Section 11.4(a) is true, accurate and complete:

(i) Each Group Company has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each Restructuring Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Restructuring Document to which it is a party.

(ii) Each Restructuring Document constitutes a valid and legally binding obligation of the Group Companies that are a party thereto enforceable in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (y) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii) The execution and delivery by any Group Company of each Restructuring Document to which it is a party, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (x) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, (A) any provision of its constitutional documents as in effect at the date hereof, or (B) any applicable Law in any material respect, or any Material Contract, (y) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any indebtedness of any Group Company (other than those contemplated or intended by the Transaction Documents) or (z) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of any Group Company.

(iv) None of the Group Companies is in breach or default in the performance or observance of any of the terms or provisions of any Restructuring Document. None of the Group Companies has sent any communication regarding termination of or intention not to renew any Restructuring Document, and no such termination or non-renewal has been threatened by any of the Group Companies.

(b) As of the Effective Date, each of the statements contained in this Section 11.4(b) is true, accurate and complete:

(i) All permits and consents required to enter into the Restructuring Documents have been made or unconditionally obtained in writing, and no such permit or consent has been withdrawn or be subject to any condition precedent which has not been fulfilled or performed.

(ii) Each Restructuring Document is in full force and effect and no party to any Restructuring Document is in breach or default in the performance or observance of any of the terms or provisions of such Restructuring Document. To the knowledge of the Company after due inquiry, none of the parties to any Restructuring Document has sent or received any communication regarding termination of or intention not to renew any Restructuring Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

11.5 Compliance with Law.

The Group Companies shall, and the Controlling Shareholder shall cause the Group Companies to, comply with in all material aspects (i) all applicable PRC Laws and regulations including but not limited to Circular 37 and other applicable SAFE rules and regulations, and (ii) the US Foreign Corrupt Practices Act and PRC Anti-Corruption Laws, as amended, on an ongoing basis.

11.6 Investor Favorable Terms.

In the event the Company grants or has granted as of the date hereof any other existing investors or shareholders any rights, privileges or protections more favorable than those granted to any Investor, such Investor shall, at its option, be entitled to the same rights, privileges or protections ranked pari passu with such other existing investors or shareholders.

11.7 IPO.

The Parties agree that a firm commitment underwritten public offering of the Controlling Shareholder does not obligate the Controlling Shareholder in any way to consolidate any or all of the Group Companies into the group structure of the Controlling Shareholder pursuant to such public offering. Any determination of such consolidation will be made by the Controlling Shareholder in accordance with the agreements binding on it in this regard.

11.8 Termination.

The provisions under this Section 11 shall be terminated upon consummation of a Qualified IPO.

12.	GENERAL PROVISIONS

12.1 Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule of Notice hereto, upon receipt of confirmation of error-free transmission; (c) when sent by electronic mail at the email address set forth in Schedule of Notice hereto, on the same day that it was sent and it shall not be necessary for the receipt of the electronic mail to be acknowledged by the recipient, (d) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule of Notice; or (e) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule of Notice with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed for each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given in Schedule of Notice, or designate additional addresses, for purposes of this Section 12.1 by giving the other party written notice of the new address in the manner set forth above.

12.2 Entire Agreement.

This Agreement, the Series A Purchase Agreements and any other Transaction Document, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. For the avoidance of doubt, the Parties agree that this Agreement shall supersede and replace the prior shareholders agreement(s) (and other legal documents of the same nature) of any Group Company, including the Prior Agreement.

12.3 Severability.

If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

12.4 Third Parties.

Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

12.5 Successors and Assigns.

Subject to the provisions of Section 10.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. None of the Controlling Shareholder, the Investors or the Group Companies or other Parties hereto may assign its rights or delegate its obligations under this Agreement without the written consent of the other Parties except in connection with a transfer in compliance with Section 5 of this Agreement and in compliance with Section 10.1. For the avoidance of doubt, subject to Sections 5.10 and 10.1 of this Agreement, any Investor shall be entitled to assign all or part of its rights and/or obligations under this Agreement to any of its Affiliates without the written consent of any other Party, and the Company and other Parties hereto shall facilitate to effectuate such assignment upon such Investor’s request.

12.6 Interpretation; Captions.

This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

12.7 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.8 Adjustments for Share Splits, Etc.

Wherever in this Agreement there is a reference to a specific number of shares of the Preferred Shares, Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares, or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

12.9 Aggregation of Shares.

All the Preferred Shares, or Ordinary Shares held or acquired by the affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

12.10 Shareholders’ Agreement to Control.

If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Amended M&AA, the terms of this Agreement shall prevail as between the parties hereto only (with the exception of the Company), who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Amended M&AA so as to eliminate such inconsistency to the fullest extent as permitted by the applicable Laws.

12.11 Governing Law.

This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

12.12 Dispute Resolution.

Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong which shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall select one (1) arbitrator, and the respondent shall select one (1) arbitrator. The third arbitrator, who shall be the presiding arbitrator, shall be jointly appointed by the claimant and respondent. If either the claimant or the respondent fails to select the third arbitrator or the parties fail to agree on the choice of the third arbitrator, HKIAC shall make the appointment on their behalf. The arbitration shall be conducted in English. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees. The parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance, and lost profits. The validity, construction and interpretation of this dispute resolution clause shall be governed by the Laws of Hong Kong.

12.13 Assistance of Group Companies.

Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries shall not be required to take any actions specified in this Agreement or otherwise assist any Warrant Holder to exercise its rights as a deemed holder of Shares to receive considerations, distributions or proceeds in Renminbi within the PRC if such action or assistance or any part or step of it is not permitted by, or could result in any breach or violation of, any applicable Law, or any charter documents of any Group Company which will incur liabilities of punishment or fines on any Group Company.

12.14 Warrant Holders.

Each Party hereto acknowledges and agrees to the arrangements and commitments set forth in paragraph D of the recital of this Agreement. Each Warrant Holder hereby acknowledges that it will not be registered as a holder of any Shares of the Company (including on any register of members) or receive any certificate evidencing any Shares until and unless it completes its exercise of the relevant Warrant. In the event that any Shares issued upon exercise of the Warrant are designated to be held by any Affiliate(s) of the Shareholder that is the Warrant Holder making such exercise or acquisition thereunder, as required or permitted under the relevant Warrant, (i) any reference in this Agreement to such Shareholder (including definitions covering such holder of the Ordinary Shares, and such Investor, as the case maybe) shall be read as referring to such new designated holder(s) as well; and (ii) such designated holders shall execute a deed of accession in form and substance approved by the Board (and such approval shall not be unreasonably delayed) and become a party to, and to be bound by, this Agreement (and as applicable, each other relevant Transaction Documents), assuming all the rights and obligations of such Investor under this Agreement (and as applicable, each other relevant Transaction Documents) with respect to such shares so designated to such holder; provided that such designated holder(s) shall not have any deemed shareholder rights associated with such Shareholder in its capacity of a Warrant Holder.

In the event (i) any Warrant Holder fails to obtain the relevant approvals from the competent Governmental Authority for its outbound investment in the Company to hold the shares issued or issuable upon exercise of its Warrant, or (ii) any Warrant remains unexercised, in each case of clauses (i) and (ii), before the date when the Company determines to initiate an initial public offering, the Company and such Warrant Holder, shall use their best efforts to negotiate and determine the alternative mechanism then suggested by the underwriters or sponsors of such initial public offering to deal with such Warrant.

Except as otherwise provided in this Agreement or any other Transaction Documents and subject to Sections 6 and 7.1, the Warrant Holders shall have the right to participate in or receive payments from Group Companies in connection with any redemption, liquidation or distribution of the Company, or other economic rights that would otherwise entitle them to receive payments from the Company, in respect of any Warrant Shares (or the corresponding portion of Warrant) if and when (i) the exercise price for such Warrant Shares has been paid in full or deducted from payments pursuant to the terms and conditions of the relevant Warrant or (ii) the corresponding amount of the relevant Onshore Investment Agreements remains outstanding; and for the avoidance of doubt, in no event shall any Warrant Holder be entitled to any duplication of payments (in foreign exchange or in Renminbi) for such Respective Liquidation Amount, Redemption Price, distribution or other economic rights (for the avoidance of doubt, including duplication due to the payment as the consideration of the corresponding Advanced Investment Funds (and/or fees associated therewith) which are required to provide to the Domestic Company under the Onshore Investment Agreements, as applicable).

For the avoidance of doubt and notwithstanding any other provision of any Transaction Document or Warrant to the contrary, upon the consummation of a Qualified IPO, any outstanding Warrant with an exercise period surviving the Qualified IPO shall only be exercisable for Ordinary Shares instead of any Preferred Shares.

12.15 Effective and Termination.

(a) Notwithstanding anything to the contrary contained in any Transaction Document, this Agreement shall only become effective upon the occurrence of the closing under the Bain Series A Purchase Agreement (the “Effective Date”). In the event that the Bain Series A Purchase Agreement is terminated in accordance with its terms prior to such closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect, in which case the Prior Agreement shall remain in full force and effect.

(b) This Agreement may be terminated by written consent of each of the Parties hereto.

(c) With respect to any Party other than the Group Companies, it shall cease to be a party to this Agreement when it ceases to hold any Equity Securities of the Company (including any Warrants).

(d) In both cases of Section 12.15(b) and Section 12.15(c), the obligations of each Party under Section 9 (Confidentiality and Non-Disclosure) shall survive and continue to be binding.

— REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK —

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

Dada Auto Inc.

By:	/s/ WANG Yang
Name: WANG Yang
Title: Director

HK COMPANY:

Fleetin HK Limited

By:	/s/ DAI Zhen
Name: DAI Zhen
Title: Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

WFOE:

Zhejiang Anji Intelligent Electronics Holding Co., Ltd.

(浙江安吉智电控股有限公司)（Seal）

By:	/s/ WANG Yang
Name: WANG Yang
Title: Legal Representative

DOMESTIC COMPANY

Kuaidian Power (Beijing) New Energy Technology Co., Ltd.
(快电动力 (北京) 新能源科技有限公司)（Seal）

By:	ZHENG Linyi
Name: ZHENG Linyi
Title: Legal Representative

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MAJOR PRC SUBSIDIARIES:

北京车主邦新能源科技有限公司（Seal）

By:	/s/ DAI Zhen
Name: DAI Zhen
Title: Legal Representative

智电优通科技有限公司（Seal）

By:	/s/ DAI Zhen
Name: DAI Zhen
Title: Legal Representative

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CONTROLLING SHAREHOLDER:

Newlinks Technology Limited

By：	/s/ DAI Zhen
Name: DAI Zhen
Title: Director

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

FOUNDER:

DAI Zhen (戴震)

By:	/s/ DAI Zhen

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INVESTORS:

Shenzhen Haiju Xinneng Investment Partnership L.P.

(深圳市海聚新能投资合伙企业 (有限合伙) )（Seal）

By:	/s/ LI Shiwei
Name: LI Shiwei
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INVESTORS:

Anji Zhenwei Liangshan Venture Capital Partnership L.P.

(安吉真为两山创业投资合伙企业 (有限合伙) ) (Seal)

By:	/s/ WANG Zeqi
Name: WANG Zeqi
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INVESTORS:

Ningbo Zhenwei Qihang Equity Investment Partnership L.P.

(宁波真为起航股权投资合伙企业 (有限合伙) )（Seal）

By:	/s/ LIU Bin
Name: LIU Bin
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INVESTORS:

CICC (Changde) Emerging Industry Venture Capital Partnership L.P.

(中金(常德)新兴产业创业投资合伙企业 (有限合伙) )（Seal）

By:	/s/ SHEN Yuanjiang
Name: SHEN Yuanjiang
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INVESTORS:

Jiaxing Haohe Equity Investment Partnership L.P.

(嘉兴浩和股权投资合伙企业 (有限合伙) )（Seal）

By:	/s/ PAN Xiaofeng
Name: PAN Xiaofeng
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

INVESTORS:

BCPE Nutcracker Cayman, L.P.

By: BCPE Nutcracker GP, LLC its general partner
By: Bain Capital Asia Fund IV, L.P. its member
By: Bain Capital Investors Asia IV, LLC
its general partner
By: Bain Capital Investors, LLC
Its manager

By:	/s/ David Gross-Loh
Name: David Gross-Loh
Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

SCHEDULE OF NOTICE

EXHIBIT A

LIST OF INVESTORS

EXHIBIT B

LIST OF COMPETITORS OF THE GROUP COMPANIES

EXHIBIT C

LIST OF PRC SUBSIDIARIES